Exhibit 4.6

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is entered into and shall be effective as of this ___ day of _____, 2014.

BETWEEN:

NXT ENERGY SOLUTIONS INC., a corporation incorporated pursuant to the laws of the Province of Alberta, having its head office in the City of Calgary in the Province of Alberta (the "Corporation");

- and -

_______, an individual residing in the of the City of Calgary, in the province of Alberta, Canada (the "Indemnified Party");

RECITALS:

1.	The Indemnified Party is, or has agreed to act as, a director or officer of the Corporation and/or is acting or may, at the Corporation's request, act in an Authorized Capacity of Another Entity and the Corporation wishes the Indemnified Party to serve or continue in such capacity; and
2.	In order to induce the Indemnified Party to serve or continue to provide services to the Corporation or Another Entity, the Corporation wishes to provide for the indemnification of, and advancement of expenses to, the Indemnified Party to the maximum extent permitted by applicable law.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and in consideration of the Indemnified Party agreeing to act, or to continue to act, as a director or officer of the Corporation or in an Authorized Capacity with Another Entity, the Corporation and the Indemnified Party do hereby covenant and agree as follows:

1.                  Definitions

1.1              As used in this Agreement, including the Recitals:

(a)	"Act" means the Business Corporations Act (Alberta);
(b)	"Advance" means an advance of Expenses by the Corporation to the Indemnified Party pursuant to Section 3;
(c)	"Another Entity" means a corporation, partnership, joint venture, trust or unincorporated association or organization for which the Indemnified Party serves in an Authorized Capacity at the request of the Corporation;

(d)	"Authorized Capacity" means a director or officer, or a similar capacity, of a Another Entity;
(e)	"By-Laws" means the by-laws of the Corporation;
(f)	"Court" means the Court of Queen's Bench of the Province of Alberta;
(g)	"Expenses" means all costs, charges and expenses incurred by the Indemnified Party in respect of any Proceedings including, without limitation, reasonable fees and disbursements of counsel and other professional fees and out-of-pocket expenses for attending discoveries, trials or hearings and meetings to prepare for such proceedings, but shall not include Loss;
(h)	"Liabilities" means the Expenses and Loss incurred by the Indemnified Party in respect of any Proceedings;
(i)	"Loss" means amounts which the Indemnified Party is legally obligated to pay as a result of a Proceeding against the Indemnified Party including amounts paid to settle an action or satisfy a judgment or to satisfy any fines or penalties levied in respect of such Proceedings, but shall not include Expenses; and
(j)	"Proceedings" means any threatened, pending or completed civil, criminal, administrative, investigative or other proceeding (including formal and informal inquiries and hearings), whether or not charges have been laid against the Corporation or Another Entity or the Indemnified Party, in which the Indemnified Party is involved by reason of the Indemnified Party's association with the Corporation or Another Entity, or by reason of anything done or not done by the Indemnified Party in the capacity as a director or officer of the Corporation or in an Authorized Capacity with Another Entity.

2.                  Indemnification

2.1              Except in respect of an action referred to in Section 2.2 and subject to Section 2.3, the Corporation shall indemnify and save harmless the Indemnified Party from and against all Liabilities, actually and reasonably incurred by the Indemnified Party in respect of any Proceedings if:

(a)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Another Entity, as the case may be; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced in whole or in part, by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party's conduct was lawful.

2.2              In respect of any action by or on behalf of the Corporation or Another Entity to procure a judgment in its favour, to which the Indemnified Party is made a party by reason of being or having been a director or officer of the Corporation or serving in an Authorized Capacity with Another Entity, or by reason of anything done or not done by the Indemnified Party in any such capacity, the Corporation shall, with the prior approval of the Court, indemnify and save harmless the Indemnified Party against all Expenses actually and reasonably incurred by the Indemnified Party in connection with such Proceedings if the Indemnified Party fulfils the conditions set out in Sections 2.1(a) and (b) above. The Corporation agrees to make application to the Court for approval of such indemnification and to use reasonable commercial efforts to obtain approval to such indemnification.

2.3              For the purposes of this Agreement, the termination of any Proceedings by judgment, order, settlement or conviction, or similar or other result shall not, of itself, (unless specifically found or determined otherwise) create any presumption for the purposes of this Agreement that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or Another Entity, as the case may be, or that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party's conduct was lawful, unless the judgement or order of the court or other competent authority shall specifically find otherwise.

2.4              In respect of any claim for indemnification pursuant to this Agreement, the Indemnified Party shall be presumed to have acted honestly and in good faith and with a view to the best interests of the Corporation or Another Entity, as the case may be, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, to have had reasonable grounds for believing that his conduct was lawful, unless otherwise specifically determined by a court or other competent authority.

2.5              If the Indemnified Party is entitled under this Agreement to a portion but not all of the benefit of the indemnification provided hereunder, the Corporation shall indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined to be entitled.

3.                  Advance Of Expenses

3.1              The Corporation shall advance moneys to the Indemnified Party for Expenses of the Indemnified Party reasonably incurred in respect of any Proceedings referred to in Section 2.1, as may be appropriate to enable the Indemnified Party to properly investigate, defend, participate in or appeal such Proceedings.

3.2              In the event that it is ultimately determined that the Indemnified Party was not entitled to be indemnified, or was not entitled to be fully indemnified, for any Liabilities in any Proceedings in respect of which Advances have been made under Section 3.1 the Indemnified Party shall reimburse the Corporation for such Advances or portion of such Advances.

3.3              An Advance shall be made by the Corporation upon receipt of:

(a)	a written request for an Advance containing sufficient detail of the Proceedings and Expenses to enable the Corporation to determine whether and the extent to which the Indemnified Party is entitled to an Advance;
(b)	copies of all receipts, invoices and other supporting material reasonably required by the Corporation (including in the case of legal or other professional advisors, a detailed description of the services rendered) in respect of the Expenses;

(c)	a written acknowledgement of the Indemnified Party's obligation to reimburse the Corporation for the amount of all Advances if it is determined that the Indemnified Party was not entitled to be indemnified or fully indemnified for Expenses in respect of which Advances were made by the Corporation; and
(d)	a written affirmation that, based on facts known to the Indemnified Party and in relation to the matter giving rise to the request for the Advance, the Indemnified Party in good faith believes that the Indemnified Party:
(i)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of Another Entity for which the Indemnified Party acted in an Authorized Capacity; and
(ii)	in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

3.4              The Corporation shall make such Advance within 30 days of receipt of all such required material.

3.5              The Corporation may at its sole discretion provide Advances for future Expenses.

3.6              The Corporation shall only be required to make an Advance to the extent that it is reasonable in the circumstances and shall be entitled to contest in good faith the reasonableness of any portion of a request for an Advance.

4.                  Insurance

4.1              The Corporation represents to the Indemnified Party that, as of the date of this Agreement, the Corporation has an existing directors' and officers' liability insurance policy in full force and effect and that the Indemnified Party is included as an insured person under such policy.

4.2              The Corporation shall from time to time make a good faith determination whether or not it is practicable for the Corporation to obtain or maintain such insurance coverage. Among other considerations, the Corporation will weigh the costs of obtaining such insurance against the protection afforded by such coverage. If insurance is obtained, the Corporation agrees to use its best commercial efforts to maintain the Indemnified Party as an insured person under such policy with the same rights and benefits, subject to the same limitations, as are accorded the most favourably insured of the Corporation's directors and officers.

4.3              Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain such insurance if the Corporation determines in good faith that such insurance is not reasonably available, if the premiums are too high or if the coverage provided is limited by exclusions so as to provide insufficient benefit. The Corporation shall promptly notify the Indemnified Party in the event that a determination is made not to continue to maintain such insurance or if a change is made in such policy which would have a material effect on the coverage available to the Indemnified Party.

4.4              The obligation of the Corporation to make payments to the Indemnified Party under this Agreement and the timing of such payments shall not be affected or reduced by any limitations, policy limits or deductible amounts contained in any insurance carried by the Corporation or whether the Corporation has in fact received payment from the insurer.

5.                  Indemnification Procedures

5.1              If any Proceeding is brought or asserted against or involves the Indemnified Party, the Indemnified Party shall promptly notify the Corporation of the nature and details of such Proceeding as soon as the Indemnified Party is notified of such Proceeding (provided that any failure to so notify promptly shall relieve the Corporation of liability under this Agreement only to the extent that such failure prejudices the ability to defend such claim).

5.2              If, at the time of the receipt of such notice, the Corporation has directors' and officers' liability insurance in effect, the Corporation shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

5.3              The Corporation shall be entitled to assume the defence or representation of the Indemnified Party in any such Proceeding through legal counsel selected by the Corporation reasonably acceptable to the Indemnified Party. If any other similarly indemnified persons are also a party to, or involved in any such Proceeding, the Corporation may employ counsel to represent jointly the Indemnified Party and such other persons. After retention of counsel by the Corporation, the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees and expenses of counsel subsequently incurred by the Indemnified Party with respect to the same Proceeding, provided that:

(a)	the Indemnified Party shall have the right to employ his or her own counsel at the Indemnified Party's own expense (which shall not qualify as Expenses); and
(b)	the Indemnified Party shall have the right to retain his or her own counsel at the Corporation’s expense (which shall qualify as Expenses) if:
(i)	the employment of counsel by the Indemnified Party has been previously authorized by the Corporation,
(ii)	the Indemnified Party shall have been advised by counsel that there is a potential conflict in the joint representation referred to above and such joint representation would be precluded under applicable standards of professional conduct then prevailing in the jurisdiction in which such Proceedings are being conducted, or
(iii)	the Corporation shall not continue to retain counsel to assume the defence of such Proceedings.

If the Indemnified Party elects to retain counsel in any Proceeding in respect of which indemnification may be sought from the Corporation pursuant to this Agreement, and any similarly indemnified persons are also a party to such Proceeding, the Indemnified Party, together with such other persons, will employ counsel to represent jointly the Indemnified Party and such other persons, unless the Indemnified Party is advised by counsel that there is a potential conflict in such joint representation and such joint representation would be precluded under applicable standards of professional conduct then prevailing in the jurisdiction in which such Proceedings are being conducted, in which case the Indemnified Party will notify the Corporation and will be entitled to be represented by separate counsel.

5.4              The Indemnified Party shall not settle, and the Corporation shall not be liable for any settlement of, any Proceeding without the Corporation’s written consent. The Corporation shall not settle any Proceeding in a manner that would impose any fines, penalties or obligations on the Indemnified Party without the written consent of the Indemnified Party. Neither the Corporation nor the Indemnified Party shall unreasonably withhold their consent to any proposed settlement.

5.5              The Indemnified Party agrees to give the Corporation such information and co-operation as the Corporation may reasonably require from time to time in respect of all matters hereunder. The Corporation agrees to give the Indemnified Party such information and co-operation as the Indemnified Party may reasonably require from time to time in respect of all matters hereunder.

5.6              Payment of indemnification in respect of a Proceeding shall be made by the Corporation as soon as practicable but in any event within 60 days after a written claim by the Indemnified Party is received by the Corporation (which claim shall include such documentation and information as is reasonably necessary to determine whether and to what extent the Indemnified Party is entitled to indemnification, including but not limited to copies of invoices received by the Indemnified Party in connection with any Expenses), unless a determination is made by the Corporation that the Indemnified Party is not entitled to indemnification.

6.                  Enforcement

6.1              If a claim under this Agreement for indemnity for Liabilities or for an Advance is refused or is not paid in full by the Corporation within 60 days in the case of indemnity for Liabilities and 30 days in the case of an Advance, after a written claim and all required supporting material has been received by the Corporation, the Indemnified Party may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party will be entitled to be paid also the expense of prosecuting such claim, including reasonable fees and expenses of counsel. It shall be a defence to any such action (other than an action brought to enforce a claim for an Advance incurred in connection with any Proceeding in advance of its final disposition) that the Indemnified Party has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify the Indemnified Party for the amount claimed, or is otherwise not entitled to indemnification under this Agreement, but the burden of proving such defence shall be on the Corporation and the Indemnified Party shall be entitled to receive Advances pursuant to Section 3 unless and until such defence may be finally adjudicated by a court order or judgement from which no further appeal exists. It is the parties' intention that if the Corporation contests the Indemnified Party's right to indemnification, the question of the Indemnified Party's right to indemnification shall be for the court to decide, and no determination by the Corporation (including its Board of Directors, any committee of directors or independent legal counsel) that the Indemnified Party has not met the applicable standard of conduct shall create a presumption that the Indemnified Party has not met the applicable standard of conduct.

7.                  Taxes Payable

7.1              The Corporation agrees to reimburse the Indemnified Party for the net amount of all taxes payable by the Indemnified Party under the taxing laws of any jurisdiction as a result of the payment or reimbursement or Advance under this Agreement, including this clause, constituting a taxable benefit to the Indemnified Party.

8.                  Other Rights

8.1              Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Indemnified Party to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the provisions of this Agreement. In the event of any change after the date of this Agreement in any applicable law or rule (whether by legislative action or judicial decision), which grants or permits any greater right to indemnification and/or advancement of expenses, such changes shall automatically apply to the Indemnified Party's rights, and the Corporation's obligations, under this Agreement. In the event of any change in applicable law which narrows the right of the Corporation to indemnify or to advance expenses to the Indemnified Party, such changes shall automatically apply to this agreement except to the extent that such law is not required to be applied to this Agreement.

8.2              The indemnification and advances as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the Articles of the Corporation, the By-Laws, any other agreement of the Corporation, any vote of shareholders of the Corporation, or otherwise.

8.3              The obligations of the Corporation under this Agreement shall cover the Indemnified Party's service as a director or officer of the Corporation or in an Authorized Capacity with a Another Entity and all of his or her acts in any such capacity whether prior to or after the date of this Agreement.

8.4              The obligations of the Corporation under this Agreement (including for greater certainty the obligation with respect to insurance under Section 4.2) shall continue for the longest period permitted under applicable law after the Indemnified Party has ceased to be a director or officer of the Corporation or ceased to serve in an Authorized Capacity with a Another Entity.

9.                  Deceased Indemnified Party

9.1              If the Indemnified Party is deceased and is entitled to indemnification under any provisions of this Agreement, the Corporation agrees to indemnify and hold harmless the Indemnified Party's estate and executors, administrators, legal representatives and lawful heirs to the same extent as it would indemnify the Indemnified Party, if alive, hereunder.

10.              Notices

10.1          Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered to the party to whom the notice or other communication is directed:

(a)	if to the Indemnified Party, at the last known address as set forth in the records of the Corporation;
(b)	if to the Corporation, at:

Suite 1400,

505, -3rd Street SW,

Calgary, Alberta T2P 3E6;

or to such other address as each party may from time to time notify the other of in writing.

10.2          If the Corporation receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated hereunder to give notice of to the Corporation, then the Indemnified Party shall be relieved of the Indemnified Party's obligation hereunder to give notice to the Corporation, provided the Corporation has not suffered any damage from the failure of the Indemnified Party to give notice as herein required.

11.              Severability

11.1          If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions or any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and
(i)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not of themselves in the whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

12.              Governing Law And Consent To Jurisdiction

12.1          The parties hereto agree that this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Province of Alberta

12.2          The Corporation and the Indemnified Party each hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of the Province of Alberta for all purposes in connection with any action or proceedings which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in such courts.

13.              Counterparts

13.1          This Agreement may be executed in counterparts and delivered via facsimile. Each such counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.              Modification And Waiver

14.1          No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

15.              Prior Agreements

15.1          This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation and the Indemnified Party, which shall remain in full force and effect except to the extent augmented or amended herein) between the parties hereto respecting the matters set forth herein.

16.              Successors And Assigns

16.1          This Agreement shall be binding upon and enure to the benefit of the Corporation and its successors and assigns, including any Corporation with which the Corporation is merged or amalgamated, and to the Indemnified Party and the Indemnified Party's executors, administrators, legal representatives, lawful heirs, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

NXT ENERGY SOLUTIONS INC.

Per:
George Liszicasz	“Name of Indemnified Party”
President & CEO	Director / Officer of the Corporation

Per: ______________________________

Thomas Edward Valentine

Director